COMPARISON OF CHANGE IN VALUE OF $10,000 INVESTMENT
IN PREMIER CALIFORNIA MUNICIPAL BOND FUND CLASS A
SHARES AND THE LEHMAN BROTHERS MUNICIPAL BOND INDEX


EXHIBIT A:

                                  PREMIER
               LEHMAN           CALIFORNIA
  PERIOD      BROTHERS           MUNICIPAL
              MUNICIPAL          BOND FUND
            BOND INDEX *      (CLASS A SHARES)

 1/31/87            10,000               9,549
 1/31/88            10,205               9,396
 1/31/89            11,080              10,291
 1/31/90            11,970              11,095
 1/31/91            13,076              12,144
 1/31/92            14,502              13,360
 1/31/93            15,928              14,666
 1/31/94            17,881              16,664
 1/31/95            17,245              15,941
 1/31/96            19,840              18,196
 1/31/97            20,603              18,799

 *  Source: Lehman Brothers